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                           EXHIBIT 99.1


October 16, 1995



To Our Shareholders:

In recent days, our stock has been pummeled in the market. By no means is the stock price decline indicative of major new problems, nor does it accurately reflect our condition and prospects for the future. We want you to have an update on our company's condition and progress.

Epitope, Inc. is in excellent condition and progressing on several fronts. We have had an eventful and productive calendar 1995, and we continue to be optimistic about our future, both in Epitope
Medical Products and in Agritope. Among the year's accomplishments are the following:

    1. OraSure (R) Sales: One of the five largest US life insurance companies has begun using OraSure in 9 states, and expects to use it in 19 states by December. The insurer's experience with the product has been excellent in terms of its technical performance, and in terms of its acceptance and ease of use. We are making the rest of the industry aware of this success and their reception has been very positive.

          We are targeting four primary foreign markets for sales and have commenced shipments to two of them. We are hopeful foreign sales volume will build as users learn more about the product.

          SmithKline Beecham (SB), our marketing partner and the fourth largest pharmaceutical company in the world, has begun to sell OraSure for HIV screening use in markets where a confirmatory test is not necessary (see Western blot discussion below). A full marketing of OraSure for professional market diagnostic use will commence when we receive FDA approval for our Western blot confirmatory test. We have made all required FDA filings for this approval.

    2. SmithKline Beecham: We established a significant new business relationship when we signed our agreement with SmithKline Beecham on February 21, 1995. SB has made a full commitment to our technology and has established two new operating business units to develop and market our diagnostic products.

          In addition to marketing OraSure for screening, and subsequently into the professional market with Western blot, we and SmithKline have prepared plans for advanced development of our technology for the over-the-counter market and for additional indications.
          SB's Consumer Diagnostic Group will be involved in this work and has made a commitment to fund our research projects related to it.

          We know some of you have expected quick results from SB. Please remember that SB has met Dr. Ferro's announced nine-month schedule for first sales. We will report progress on significant SB developments as they occur.

    3. Corporate Focus: Our management team has implemented a strategy to move us to profitability and growth in sales as soon as possible. Accordingly, we have:

          * Directed our Epitope Medical Products team to concentrate on the U.S. life insurance industry, specified foreign markets, and to work with SB to reach the domestic professional and over-the-counter markets.

          * Reduced our cash requirements by merging Agrimax into a Florida-based flower company, and by selling our Vinifera subsidiary to European interests.

          These changes have reduced our need for overhead support and allowed us to re-size our staff, thus producing future annual cash savings of more than $2 million. Unfortunately, our detractors in the market see this as retreat, when in truth it is proper management of an emerging, changing company.

    4. Key Personnel Additions: Richard George, Ph.D., joined us as V.P., Scientific Affairs after a distinguished career with the Centers for Disease Control. Dr. George is internationally respected for his scientific work and has helped us immensely in several areas.

          Mr. Byron (Gus) Allen has joined us after a long career in the securities industry. Gus is helping us develop our financial strategies and is vital to our communication with the financial community.

          Ms. Margaret Jordan and Mr. Michael Paxton joined our Board of Directors. Margaret is an executive in the health care field and Mike is the CEO of a major consumer goods company. Both are strong additions.

    5. Agritope, Inc.: We have moved dramatically ahead developing and growing transgenic fruits and vegetables. Transgenic tomatoes are expected to be our first commercial success in this area, and we are now working on important business partnerships which will help us move these products to market. Again, we have focused Agritope management on this specific category of activity to more quickly achieve commercial success and profitability.

While we did this, prices of our shares declined about 50% from $21 3/8 at year-end to $9 7/8 at the close of business on October 10, 1995. Typically when a company moves from development to the fully operational phase, the shares undergo a transition as shareholders, tired of waiting, sell. Epitope experienced this throughout the summer. Then in early October, when an investment market letter author changed his buy recommendation, the stock price fell sharply.

After investigating ways Epitope could save money, we found that nearly 45% of public companies no longer send quarterly reports to shareholders. Because other companies have changed their practice and because our annual cost was $75,000, we also discontinued the custom. We report quarterly to the Securities and Exchange Commission and issue a press release to the various news media.
If you wish to get copies of press releases, you may call PR Newswire's Company News On-Call and On-Call fax services at 1-800-758-5804, extension 285632.

We applaud you for your patience and understanding. It is regrettable that some shareholders have not been able to withstand the pressures of a falling stock price. Let us assure you we are making every effort to achieve our goals as soon as possible.

Sincerely,



Adolph J. Ferro, Ph.D.                  Roger L. Pringle
President and CEO                       Chairman of the Board